                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (AMENDMENT NO. 3)


                             SpectraLink Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  847580 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                              Page 1 of 8 Pages

CUSIP NO. 847580 10 7         13G                      PAGE 2 OF 8 PAGES

--------------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Hill Partnership III, L.P.
          Tax ID# 84-1113656
--------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  /  /
                                                                                (b)  /  /
--------------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware, USA
--------------------------------------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                  1,880,681
    BENEFICIALLY     ------------------------------------------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING      ------------------------------------------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                   1,880,681
                     ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
---------------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,880,681
--------------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.8%
--------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
          PN
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 847580 10 7         13G                      PAGE 3 OF 8 PAGES


--------------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Carl D. Carman
          ###-##-####
--------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  /  /
                                                                                (b)  /  /
--------------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                  40,000
    BENEFICIALLY     ------------------------------------------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                   1,880,681
      REPORTING      ------------------------------------------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                   40,000
                     ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                               1,880,681
---------------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,920,681
--------------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.0%
--------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 847580 10 7         13G                      PAGE 4 OF 8 PAGES

--------------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John G. Hill
          ###-##-####
--------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  /  /
                                                                                (b)  /  /
--------------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                  3,800
    BENEFICIALLY     ------------------------------------------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                   1,880,681
      REPORTING      ------------------------------------------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                   3,800
                     ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                               1,880,681
---------------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,884,481
--------------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.9%
--------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G                                                   Page 5 of 8 Pages

Item 1.     (a)    Name of Issuer: SpectraLink Corporation

            (b)    Address of Issuer's Principal Executive Offices: 5755 Central
                                                                    Ave
                                                                    Boulder, CO
                                                                    80301

Item 2.     (a)    Name of Person Filing: The Hill Partnership III, L.P., on its
                   own behalf and on behalf of John G. Hill and Carl D. Carman, its general partners (see the Joint Filing Agreement attached hereto as Exhibit A).

            (b)    Address of Principal Business Office: 885 Arapahoe Avenue
                                                         Boulder, CO 80302

            (c)    Citizenship: Delaware, USA

            (d)    Title of Class of Securities: Common

            (e)    CUSIP Number: 847580 10 7

Item 3.  N/A

Item 4.  Ownership
            (a)    Amount Beneficially Owned:
                     The Hill Partnership III, L.P.:  1,880,681

                     Carl D. Carman:  1,920,681

                     John G. Hill:  1,884,481

                      Each of Mr. Carman and Mr. Hill disclaims beneficial ownership of the shares of common stock owned of record by The Hill Partnership III, L.P. except to the extent of each's interest in such shares arising from his interest in The Hill Partnership III, L.P.


           (b)    Percent of Class:
                    The Hill Partnership III, L.P.:  9.8%
                    Carl D. Carman:  10.0%
                    John G. Hill:  9.9%

           (c)    Number of shares as to which such person has:
                    (i). sole power to vote or to direct the vote:
                           The Hill Partnership III, L.P.:  1,880,681

                           Carl D. Carman:  40,000
                           John G. Hill:  3,800

SCHEDULE 13G                                                   Page 6 of 8 Pages

                 (ii).  shared power to vote or to direct the vote:
                          Carl D. Carman:  1,880,681
                          John G. Hill:  1,880,681

                 (iii). sole power to dispose or to direct the disposition of:
                          The Hill Partnership III, L.P.:  1,880,681

                          Carl D. Carman:  40,000

                          John G. Hill:  3,800

                 (iv).  shared power to dispose or to direct the disposition of:
                          Carl D. Carman:  1,880,681
                          John G. Hill:  1,880,681



Item 5:  Ownership of Five Percent or Less of a Class:  N/A

Item 6:  Ownership of More than Five Percent on Behalf of Another Person:
             N/A

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8:  Identification and Classification of Members of the Group:  N/A

Item 9:  Notice of Dissolution of Group:  N/A

SCHEDULE 13G                                                   Page 7 of 8 Pages

Item 10:  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                     January 15, 1998

                                     THE HILL PARTNERSHIP III, L.P.


                                     By: /s/ Carl D. Carman
                                        ------------------------------------
                                         Carl D. Carman, General Partner

SCHEDULE 13G                                                   Page 8 of 8 Pages


                                                                      EXHIBIT A

                          JOINT FILING AGREEMENT

     Each of the undersigned hereby agrees and consents to the execution and joint filing on its or his behalf by The Hill Partnership III, L.P. of this
Schedule 13G regarding beneficial ownership of Common Stock of SpectraLink Corporation as of December 31, 1997.

     IN WITNESS WHEREOF, the undersigned have executed this agreement as of the 15th day of January, 1998.






                                       THE HILL PARTNERSHIP III, L.P.


                                       By: /s/ Carl D. Carman
                                          ---------------------------------
                                          Carl D. Carman, General Partner


                                       /s/ Carl D. Carman
                                       ------------------------------------
                                       Carl D. Carman


                                       /s/ John G. Hill
                                       ------------------------------------
                                       John G. Hill